EXHIBIT 99

PRESS RELEASE DATED OCTOBER 26, 2016

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2016 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•	DILUTED EARNINGS PER SHARE INCREASED MORE THAN 45% OVER THE COMPARABLE PRIOR YEAR QUARTER

•	NET INTEREST INCOME INCREASED $5.7 MILLION OR 27.6% OVER THE COMPARABLE PRIOR YEAR QUARTER

•	NET INTEREST MARGIN EXPANDED 19 BASIS POINTS TO 2.98% FOR THE QUARTER ENDED SEPTEMBER 30, 2016, FROM 2.79% FOR THE QUARTER ENDED SEPTEMBER 30, 2015

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS TO TOTAL ASSETS AT 0.28%

•	CAPITAL REMAINS STRONG AT 16.4%

•	CASH DIVIDEND OF $0.08 PER SHARE OF COMMON STOCK DECLARED PAYABLE NOVEMBER 23, 2016 TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 9, 2016

WOODBRIDGE, NEW JERSEY, OCTOBER 26, 2016....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.16 and $0.39 for the quarter and nine months ended September 30, 2016, respectively, compared to diluted earnings per common share of $0.11 and $0.32 for the quarter and nine months ended September 30, 2015, respectively. Earnings for the nine months ended September 30, 2016, reflect merger-related expenses associated with the acquisition of Hopewell Valley Community Bank (Hopewell Valley) of approximately $2.4 million, net of tax, or $0.05 per basic and diluted share. Earnings for the nine months ended September 30, 2015, reflected a tax charge of $795,000, or $0.02 per basic and diluted share, related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015, and merger-related expenses associated with the Hopewell Valley acquisition of $437,000, or $0.01 per basic and diluted share.
John W. Alexander, Chairman and Chief Executive Officer, commented,“Momentum continued in the third quarter with earnings increasing 6.7% over the second quarter of 2016.  Diluted earnings per share increased to $0.16 per share, primarily as a result of an increase in our earning assets and the reduction of the cost of our interest bearing liabilities. Loan originations continue at a slower pace than anticipated as a result of fierce competition for quality loans.  To make up for reduced originations, we purchased approximately $82.2 million multifamily loans in the quarter ended September 30, 2016, with commercial real estate loans totaling approximately 370% of capital.”
Mr. Alexander further noted, “I am pleased to announce the declaration of a $0.08 per common share dividend by the Board of Directors. This dividend will be payable on November 23, 2016, to stockholders of record on November 9, 2016.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2016 and 2015

Net income was $17.9 million and $14.0 million for the nine months ended September 30, 2016, and September 30, 2015, respectively. Net income for the nine months ended September 30, 2016, included merger-related expenses of $3.9 million ($2.4 million after tax) associated with the acquisition of Hopewell Valley, which was completed on January 8, 2016. Net income for the nine months ended September 30, 2015, included a tax charge of $795,000 related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015, and merger-related charges of $437,000 associated with Hopewell Valley. Significant variances from the comparable prior year period are as follows: a $15.8 million increase in net interest income, a $117,000 decrease in the provision for loan losses, a $1.7 million increase in non-interest income, a $12.7 million increase in non-interest expense, and an $881,000 increase in income tax expense.

Net interest income for the nine months ended September 30, 2016, increased $15.8 million, or 25.9%, to $76.6 million, from $60.8 million for the same prior year period, primarily due to a $555.0 million, or 19.3%, increase in our average interest-earning assets and a 16 basis point increase in our net interest margin to 2.99%. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $652.8 million, partially offset by a decrease in average mortgage-backed securities of $107.0 million. The increase in average loans was largely due to $342.6 million of loans added through the Hopewell Valley acquisition, $158.1 million in loan pool purchases of primarily multifamily loans, and to a lesser extent, originated loan growth. The nine months ended September 30, 2016 included loan prepayment income of $1.4 million as compared to $1.7 million for the nine months ended September 30, 2015.  Yields earned on interest-earning assets increased 11 basis points to 3.62% for the nine months ended September 30, 2016, from 3.51% for the nine months ended September 30, 2015. The cost of interest-bearing liabilities decreased seven basis points to 0.81% for the nine months ended September 30, 2016 as compared to 0.88% for the comparable prior year period.

The provision for loan losses decreased by $117,000 to $355,000 for the nine months ended September 30, 2016, from $472,000 for the nine months ended September 30, 2015, primarily due to an improvement in asset quality, including declines in non-performing and delinquent loans. Acquired loans, including those acquired from Hopewell Valley, are valued at estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $785,000 for the nine months ended September 30, 2016, compared to net charge-offs of $1.1 million for the nine months ended September 30, 2015. Net charge-offs in the nine months ended September 30, 2015, were primarily related to five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the nine months ended September 30, 2015.

Non-interest income increased $1.7 million, or 28.6%, to $7.4 million for the nine months ended September 30, 2016, from $5.8 million for the nine months ended September 30, 2015, primarily due to increases in fees and service charges for customers of $679,000, income on bank owned life insurance of $172,000, and gains on securities transactions, net, of $946,000. These increases were partially offset by a decrease in other income of $144,000, primarily related to a realized gain on the sale of an other real estate owned property (OREO) during the nine months ended September 30, 2015. Securities gains, net, in the nine months ended September 30, 2016, included gains of $389,000 related to the Company’s trading portfolio, while the comparative 2015 period included losses of $390,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $12.7 million, or 29.1%, to $56.4 million for the nine months ended September 30, 2016, from $43.7 million for the nine months ended September 30, 2015, primarily due to: (1) an $8.4 million increase in compensation and employee benefits largely driven by increased salary and benefit expenses attributable to the addition of Hopewell Valley employees and general merit-related salary increases effective January 1, 2016, charges of $2.3 million related to severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition, and an increase in stock compensation expense related to the 2014 Equity Incentive Plan (2014 EIP); (2) a $992,000 increase in occupancy expense due to the addition of nine Hopewell Valley branches; (3) a $2.1 million increase in data processing costs, of which approximately $1.1 million was due to conversion costs associated with the Hopewell Valley acquisition; (4) an increase in professional fees of $375,000, primarily related to the Hopewell Valley acquisition; and (5) an $835,000 increase in other expense, largely due to an increase in Directors’ equity awards associated with the 2014 EIP, and increases in core deposit premium amortization and general office expenses related to the Hopewell Valley acquisition. These increases were partially offset by a decrease in OREO expenses.

The Company recorded income tax expense of $9.4 million for the nine months ended September 30, 2016, compared to $8.5 million for the nine months ended September 30, 2015.  The effective tax rate for the nine months ended September 30, 2016, was 34.4% compared to 37.9% for the nine months ended September 30, 2015. Income tax expense for the nine months ended September 30, 2015, included a deferred tax asset write-down of $795,000 related to New York City tax reforms enacted in April 2015 and $437,000 in non-deductible merger-related expenses.

Comparison of Operating Results for the Three Months Ended September 30, 2016 and 2015

Net income was $7.3 million and $4.7 million for the quarters ended September 30, 2016, and September 30, 2015, respectively. Significant variances from the comparable prior year period are as follows: a $5.7 million increase in net interest income, a $1.0 million increase in non-interest income, a $2.5 million increase in non-interest expense, and a $1.3 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2016, increased $5.7 million, or 27.6%, primarily due to a $577.7 million, or 19.7%, increase in our average interest-earning assets and a 19 basis point increase in our net interest margin to 2.98%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $635.0 million and an increase in other securities of $22.3 million, partially offset by a decrease in average mortgage-backed securities of $86.8 million. The increase in average loans was primarily due to $342.6 million of loans added through the Hopewell Valley acquisition, $158.1 million in loan pool purchases of primarily multifamily loans, and to a lesser extent, originated loan growth. The quarter ended September 30, 2016 included loan prepayment income of $459,000 as compared to $489,000 for the quarter ended September 30, 2015.  Yields earned on interest-earning assets increased 11 basis points to 3.58% for the quarter ended September 30, 2016, from 3.47% for the quarter ended September 30, 2015. The cost of interest-bearing liabilities decreased nine basis points to 0.78% for the current quarter as compared to 0.87% for the comparable prior year quarter.

The provision for loan losses increased by $272,000 to $472,000 for the quarter ended September 30, 2016, from $200,000 for the quarter ended September 30, 2015, primarily due to loan growth and higher net charge-offs during the quarter ended September 30, 2016. Net charge-offs were $449,000 for the quarter ended September 30, 2016, compared to net charge-offs of $61,000 for the quarter ended September 30, 2015. Acquired loans, including those acquired from Hopewell Valley, were valued at estimated fair value on the date of acquisition, with no initial related allowance for loan losses.

Non-interest income increased $1.0 million, or 60.1%, to $2.7 million for the quarter ended September 30, 2016, from $1.7 million for the quarter ended September 30, 2015, primarily due to increases in fees and service charges for customers of $208,000, and gains on securities transactions, net, of $750,000. Securities gains, net, in the quarter ended September 30, 2016, included gains of $344,000 related to the Company’s trading portfolio described above, while the comparative 2015 quarter included losses of $401,000 related to the Company’s trading portfolio.

Non-interest expense increased $2.5 million, or 17.0%, to $17.4 million for the quarter ended September 30, 2016, from $14.8 million for the quarter ended September 30, 2015, due primarily to: (1) a $2.3 million increase in compensation and employee benefits due to the addition of Hopewell Valley employees and general merit-related salary increases effective January 1, 2016; (2) a $304,000 increase in occupancy costs associated with the addition of nine Hopewell Valley branches; (3) a $793,000 increase in data processing costs of which $477,000 relate to contract termination and other conversion costs associated with the Hopewell Valley acquisition; and (4) a $488,000 decrease in other expenses, primarily due to lower Directors’ equity awards expense.

The Company recorded income tax expense of $3.8 million for the quarter ended September 30, 2016, compared to $2.5 million for the quarter ended September 30, 2015.  The effective tax rate for the quarter ended September 30, 2016, was 34.2% compared to 35.0% for the quarter ended September 30, 2015. The quarter ended September 30, 2015 included $437,000 in non-deductible merger-related expenses.

Comparison of Operating Results for the Three Months Ended September 30, 2016, and June 30, 2016

Net income was $7.3 million and $7.0 million for the quarters ended September 30, 2016, and June 30, 2016, respectively. Significant variances from the prior quarter are as follows: a $610,000 increase in net interest income, a $134,000 increase in non-interest income, a $117,000 decrease in non-interest expense, and a $101,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2016, increased $610,000, or 2.4%, due primarily to a $67.8 million, or 2.0%, increase in our average interest-earning assets, partially offset by a two basis point decline in our net interest margin to 2.98% for the quarter ended September 30, 2016, from 3.00% for the quarter ended June 30, 2016. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $89.4 million, partially offset by a decrease in average mortgage-backed securities of $27.3 million. The September 30, 2016 quarter included loan prepayment income of $459,000 as compared to $691,000 for the quarter ended June 30, 2016. Yields earned on interest-earning assets decreased seven basis points to 3.58% for the quarter ended September 30, 2016, from 3.65% for the quarter ended June 30, 2016, while the cost of interest-bearing liabilities decreased five basis points to 0.78% for the quarter ended September 30, 2016 from 0.83% for the quarter ended June 30, 2016.

The provision for loan losses increased by $458,000 to $472,000 for the quarter ended September 30, 2016, from $14,000 for the quarter ended June 30, 2016. The increase in the provision for loan losses was primarily due to loan growth and an increase in net charge-offs. Net charge-offs were $449,000 for the quarter ended September 30, 2016, compared to net charge-offs of $75,000 for the quarter ended June 30, 2016.

Non-interest income increased $134,000, or 5.2%, to $2.7 million for the quarter ended September 30, 2016, from $2.5 million for the quarter ended June 30, 2016, primarily due to a $115,000 increase in gains on securities transactions, net.

Non-interest expense remained stable at $17.4 million for the quarter ended September 30, 2016, compared to $17.5 million for the quarter ended June 30, 2016.

The Company recorded income tax expense of $3.8 million for the quarter ended September 30, 2016, compared to $3.7 million for the quarter ended June 30, 2016.  The effective tax rate for the quarter ended September 30, 2016, was 34.2%, as compared to 34.5% for the quarter ended June 30, 2016.

Financial Condition
Total assets increased $582.0 million, or 18.2%, to $3.78 billion at September 30, 2016, from $3.20 billion at December 31, 2015, primarily due to an increase in loans held-for-investment, net, of $542.5 million and an increase in goodwill of $22.3 million associated with the acquisition of Hopewell Valley.

Loans held-for-investment, net, increased $542.5 million to $2.92 billion at September 30, 2016, from $2.37 billion at December 31, 2015, primarily due to the addition of $342.6 million of loans acquired from Hopewell Valley and two loan pool purchases totaling $158.1 million which consisted primarily of multifamily loans.

As of September 30, 2016, we estimate our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 370%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures, monitoring bank portfolio performance, market analysis (economic and real estate) and stress testing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Originated loans held-for-investment, net, totaled $2.07 billion at September 30, 2016, as compared to $1.93 billion at December 31, 2015.  The increase was primarily due to an increase in multifamily real estate loans of $120.2 million, or 9.1%.  The following table details our multifamily real estate originations for the nine months ended September 30, 2016 and 2015 (dollars in thousands):

For the Nine Months Ended September 30, 2016
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$219,975	3.42%	63%	81	V	30 Years
7,075	3.66%	41%	131	F	7- 15 Years
$227,050	3.43%	62%

For the Nine Months Ended September 30, 2015
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$315,059	3.37%	65%	76	V	30 Years
2,829	4.14%	24%	180	F	15 Years
$317,888	3.38%	64%
Acquired loans increased by $404.6 million to $813.6 million at September 30, 2016, from $409.0 million at December 31, 2015, due to $342.6 million of loans acquired from Hopewell Valley, and two loan pool purchases totaling approximately $158.1 million, which consisted primarily of multifamily loans, partially offset by paydowns. The following table provides the details of the loans purchased during the nine months ended September 30, 2016 (dollars in thousands):

Purchases	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$27,415	3.98%	30%	120	F	30 Years
48,445	2.95%	53%	46	V	30 Years
82,242	2.93%	49%	33	V	30 Years
$158,102	3.12%	47%
Purchased credit-impaired (PCI) loans totaled $32.8 million at September 30, 2016, as compared to $33.1 million at December 31, 2015, and includes $4.9 million of PCI loans acquired as part of the Hopewell Valley acquisition. The remaining $27.9 million of PCI loans were primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation.  The Company accreted interest income of $4.0 million for the nine months ended September 30, 2016, compared to $3.3 million for the nine months ended September 30, 2015.

The Company’s available-for-sale securities portfolio totaled $548.4 million at September 30, 2016, compared to $541.6 million at December 31, 2015. At September 30, 2016, $497.7 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $46.1 million in corporate bonds, all of which were considered investment grade at September 30, 2016, and other securities of $4.6 million (including $1.1 million of equity investments in money market mutual funds).

Total liabilities increased $521.3 million, or 19.7%, to $3.16 billion at September 30, 2016, from $2.64 billion at December 31, 2015.  The increase was primarily attributable to an increase in deposits of $576.1 million, partially offset by decreases in securities sold under agreements to repurchase of $51.0 million and other borrowings of $12.7 million due to a shift in our balance sheet funding strategy. The increase in deposits was primarily due to $456.2 million of deposits acquired from Hopewell Valley.

Deposits increased $576.1 million, or 28.1%, to $2.63 billion at September 30, 2016, as compared to $2.05 billion at December 31, 2015. The increase was attributable to increases of $54.2 million in certificates of deposit accounts, $43.4 million in savings accounts, $203.7 million in money market accounts, and $274.8 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $63.7 million, or 11.4%, to $494.4 million at September 30, 2016, from $558.1 million at December 31, 2015.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2016 (dollars in thousands):

Year	Amount	Weighted Average Rate
2016	$37,910	1.51%
2017	165,003	1.22%
2018	142,715	1.66%
2019	93,502	1.47%
2020	45,000	1.79%
	$484,130	1.48%

Total stockholders’ equity increased by $60.7 million to $620.5 million at September 30, 2016, from $559.8 million at December 31, 2015, primarily due to common stock issued for the purchase of Hopewell Valley, net income earned for the period, and an increase in unrealized gains on our securities-available-for sale portfolio, partially offset by dividends paid to stockholders. The Company issued 2,707,381 shares of common stock in the Hopewell Valley acquisition at a price of $15.41, which resulted in a $41.7 million increase in equity.
Asset Quality

The following table details total originated and acquired (excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2016, and December 31, 2015 (dollars in thousands):

	September 30, 2016	December 31, 2015
Non-accrual loans:
Real estate loans:
Commercial	$6,705	$5,232
One-to-four family residential	1,638	2,574
Construction and land	—	113
Multifamily	322	559
Home equity and lines of credit	97	329
Commercial and industrial	13	—
Total non-accrual loans:	8,775	8,807
Loans delinquent 90 days or more and still accruing:
Real estate loans:
Commercial	1,834	—
One-to-four family residential	10	—
Commercial and industrial	—	15
Total loans delinquent 90 days or more and still accruing	1,844	15
Total non-performing loans	10,619	8,822
Other real estate owned	—	45
Total non-performing assets	$10,619	$8,867
Non-performing loans to total loans held-for-investment, net	0.36%	0.37%
Non-performing assets to total assets	0.28%	0.28%
Loans subject to restructuring agreements and still accruing	22,732	22,284
Accruing loans 30 to 89 days delinquent	12,532	21,620

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $12.5 million and $21.6 million at September 30, 2016, and December 31, 2015, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2016, and December 31, 2015 (dollars in thousands):

	September 30, 2016	December 31, 2015
Real estate loans:
Commercial	$6,317	$13,957
One-to-four family residential	3,795	4,209
Multifamily	1,412	2,965
Home equity and lines of credit	569	374
Commercial and industrial loans	403	104
Other loans	36	11
Total delinquent accruing loans	$12,532	$21,620

The decrease in the delinquent loans is primarily attributable to one commercial real estate loan with a balance of $5.6 million at December 31, 2015 which was 31 days delinquent, and became current during the first quarter of 2016. This loan had a balance of $5.5 million at September 30, 2016, is classified as impaired, and adequately covered by collateral with a recent appraised value of $9.3 million.

PCI Loans (Held-for-Investment)

At September 30, 2016, 5.0% of PCI loans were past due 30 to 89 days, and 21.8% were past due 90 days or more, as compared to 7.9% and 21.4%, respectively, at December 31, 2015.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9) (10)	0.77%	0.59%	0.76%	0.65%	0.60%
Return on equity (ratio of net income to average equity) (8) (9) (10)	4.68	3.29	4.64	3.92	3.24
Average equity to average total assets	16.35	17.94	16.39	16.55	18.62
Interest rate spread	2.80	2.60	2.82	2.80	2.63
Net interest margin	2.98	2.79	3.00	2.99	2.83
Efficiency ratio(2) (11) (12) (13)	60.09	66.76	62.09	67.07	65.54
Non-interest expense to average total assets(11) (12) (13)	1.83	1.87	1.91	2.04	1.89
Non-interest expense to average total interest-earning assets(11) (12) (13)	1.97	2.01	2.05	2.20	2.03
Average interest-earning assets to average interest-bearing liabilities	129.51	128.40	128.86	128.74	129.73
Asset Quality Ratios:
Non-performing assets to total assets	0.28	0.46	0.29	0.28	0.46
Non-performing loans(3) to total loans(4)	0.36	0.62	0.39	0.36	0.62
Allowance for loan losses to non-performing loans held-for-investment(5)	229.21	179.72	221.71	229.23	179.72
Allowance for loan losses to originated loans held-for-investment, net(6)	1.13	1.32	1.18	1.13	1.32
Allowance for loan losses to total loans held-for-investment, net(7)	0.83	1.12	0.87	0.83	1.12

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three and nine months ended September 30, 2016 includes charges of $286,000 and $2.4 million, net of tax, respectively, associated with the acquisition of Hopewell Valley.
(9) The three and nine months ended September 30, 2015, includes non-deductible charges of $437,000, associated with the Hopewell Valley acquisition. The nine months ended September 30, 2015, also includes a $795,000 charge related to the write-down of deferred tax assets resulting from New York City tax reforms enacted in the second quarter of 2015.
(10) The three months ended June 30, 2016 includes charges of $155,000, net of tax, associated with the acquisition of Hopewell Valley.
(11) The three and nine months ended September 30, 2016 includes pre-tax charges of $477,000 and $3.9 million, respectively, associated with the acquisition of Hopewell Valley.
(12) The three and nine months ended September 30, 2015, includes pre-tax charges of $437,000 associated with the acquisition of Hopewell Valley.
(13) The three months ended June 30, 2016, includes pre-tax charges of $259,000 associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$13,790	$15,324
Interest-bearing deposits in other financial institutions	22,346	36,529
Total cash and cash equivalents	36,136	51,853
Trading securities	7,547	6,713
Securities available-for-sale, at estimated fair value	548,393	541,595
Securities held-to-maturity, at amortized cost	10,198	10,346
(estimated fair value of $10,417 at September 30, 2016 and $10,368 at December 31, 2015)
Originated loans held-for-investment, net	2,069,820	1,931,585
Loans acquired	813,636	409,015
Purchased credit-impaired (PCI) loans held-for-investment	32,793	33,115
Loans held-for-investment, net	2,916,249	2,373,715
Allowance for loan losses	(24,340)	(24,770)
Net loans held-for-investment	2,891,909	2,348,945
Accrued interest receivable	9,184	8,263
Bank owned life insurance	147,051	132,782
Federal Home Loan Bank of New York stock, at cost	25,974	25,803
Premises and equipment, net	27,558	23,643
Goodwill (2)	38,411	16,159
Other real estate owned	—	45
Other assets	42,267	36,437
Total assets	$3,784,628	$3,202,584

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,629,001	$2,052,929
Securities sold under agreements to repurchase	12,000	63,000
Federal Home Loan Bank advances and other borrowings	482,430	495,129
Advance payments by borrowers for taxes and insurance	11,937	10,862
Accrued expenses and other liabilities	28,760	20,885
Total liabilities	3,164,128	2,642,805
Total stockholders’ equity	620,500	559,779
Total liabilities and stockholders’ equity	$3,784,628	$3,202,584

Total shares outstanding	48,337,147	45,565,540
Tangible book value per share (1)	$12.00	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.9 million and $179,000 at September 30, 2016, and December 31, 2015, respectively, and are included in other assets.

(2) The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required, however the Company does not expect significant future adjustments to the recorded amounts at September 30, 2016.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015
Interest income:
Loans	$28,222	$22,077	$27,682	$82,792	$64,034
Mortgage-backed securities	2,665	3,134	2,888	8,322	10,036
Other securities	252	64	237	662	292
Federal Home Loan Bank of New York dividends	302	265	282	861	905
Deposits in other financial institutions	84	30	79	225	93
Total interest income	31,525	25,570	31,168	92,862	75,360
Interest expense:
Deposits	3,545	2,841	3,703	10,672	7,373
Borrowings	1,729	2,156	1,824	5,570	7,145
Total interest expense	5,274	4,997	5,527	16,242	14,518
Net interest income	26,251	20,573	25,641	76,620	60,842
Provision for loan losses	472	200	14	355	472
Net interest income after provision for loan losses	25,779	20,373	25,627	76,265	60,370
Non-interest income:
Fees and service charges for customer services	1,255	1,047	1,174	3,627	2,948
Income on bank owned life insurance	1,008	947	1,004	3,001	2,829
Gains (losses) on securities transactions, net	362	(388)	247	612	(334)
Other	42	60	108	189	333
Total non-interest income	2,667	1,666	2,533	7,429	5,776
Non-interest expense:
Compensation and employee benefits	9,565	7,265	9,627	30,891	22,506
Occupancy	2,828	2,524	2,707	8,597	7,605
Furniture and equipment	349	349	371	1,074	1,098
Data processing	1,674	881	1,386	4,919	2,839
Professional fees	684	953	696	2,621	2,246
FDIC insurance	256	366	487	1,218	1,152
Other	2,021	2,509	2,220	7,050	6,215
Total non-interest expense	17,377	14,847	17,494	56,370	43,661
Income before income tax expense	11,069	7,192	10,666	27,324	22,485
Income tax expense	3,782	2,515	3,681	9,392	8,511
Net income	$7,287	$4,677	$6,985	$17,932	$13,974
Net income per common share:
Basic	$0.16	$0.11	$0.16	$0.40	$0.33
Diluted	$0.16	$0.11	$0.15	$0.39	$0.32
Basic average shares outstanding	44,556,682	41,495,862	44,350,458	44,282,476	42,562,396
Diluted average shares outstanding	45,720,752	42,644,785	45,653,198	45,555,261	43,721,345

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,810,377	28,222	3.99%	$2,720,983	$27,682	4.09%	$2,175,407	$22,077	4.03%
Mortgage-backed securities (3)	525,487	2,665	2.02	552,738	2,888	2.10	612,301	3,134	2.03
Other securities (3)	60,373	252	1.66	62,595	237	1.52	38,100	64	0.67
Federal Home Loan Bank of New York stock	24,667	302	4.87	25,635	282	4.42	24,285	265	4.33
Interest-earning deposits in financial institutions	82,016	84	0.41	73,211	79	0.43	75,148	30	0.16
Total interest-earning assets	3,502,920	31,525	3.58	3,435,162	31,168	3.65	2,925,241	25,570	3.47
Non-interest-earning assets	283,900			254,230			220,794
Total assets	$3,786,820			$3,689,392			$3,146,035

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,654,778	$1,877	0.45%	$1,606,415	$2,020	0.51%	$1,164,887	$1,360	0.46%
Certificates of deposit	583,488	1,668	1.14	573,081	1,683	1.18	548,488	1,481	1.07
Total interest-bearing deposits	2,238,266	3,545	0.63	2,179,496	3,703	0.68	1,713,375	2,841	0.66
Borrowed funds	466,476	1,729	1.47	486,252	1,824	1.51	564,898	2,156	1.51
Total interest-bearing liabilities	2,704,742	5,274	0.78	2,665,748	5,527	0.83	2,278,273	4,997	0.87
Non-interest bearing deposits	400,856			366,506			258,476
Accrued expenses and other liabilities	62,104			52,264			44,840
Total liabilities	3,167,702			3,084,518			2,581,589
Stockholders' equity	619,118			604,874			564,446
Total liabilities and stockholders' equity	$3,786,820			$3,689,392			$3,146,035

Net interest income		$26,251			$25,641			$20,573
Net interest rate spread (4)			2.80%			2.82%			2.60%
Net interest-earning assets (5)	$798,178			$769,414			$646,968
Net interest margin (6)			2.98%			3.00%			2.79%
Average interest-earning assets to interest-bearing liabilities			129.51%			128.86%			128.40%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2016			September 30, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,730,006	$82,792	4.05%	$2,077,241	$64,034	4.12%
Mortgage-backed securities (3)	538,568	8,322	2.06	645,543	10,036	2.08
Other securities (3)	57,030	662	1.55	52,026	292	0.75
Federal Home Loan Bank of New York stock	25,159	861	4.57	26,521	905	4.56
Interest-earning deposits in financial institutions	77,035	225	0.39	71,479	93	0.17
Total interest-earning assets	3,427,798	92,862	3.62	2,872,810	75,360	3.51
Non-interest-earning assets	262,748			219,555
Total assets	$3,690,546			$3,092,365

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,594,088	$5,773	0.48%	$1,097,582	$3,416	0.42%
Certificates of deposit	579,227	4,899	1.13	485,647	3,957	1.09
Total interest-bearing deposits	2,173,315	10,672	0.66	1,583,229	7,373	0.62
Borrowed funds	489,300	5,570	1.52	631,245	7,145	1.51
Total interest-bearing liabilities	2,662,615	16,242	0.81	2,214,474	14,518	0.88
Non-interest bearing deposits	367,454			262,804
Accrued expenses and other liabilities	49,825			39,309
Total liabilities	3,079,894			2,516,587
Stockholders' equity	610,652			575,778
Total liabilities and stockholders' equity	$3,690,546			$3,092,365

Net interest income		$76,620			$60,842
Net interest rate spread (4)			2.80%			2.63%
Net interest-earning assets (5)	$765,183			$658,336
Net interest margin (6)			2.99%			2.83%
Average interest-earning assets to interest-bearing liabilities			128.74%			129.73%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.